Filed Pursuant to Rule 424(b)(5)
Registration No. 333-128192
Prospectus
MDI, INC.
UP TO 4,471,801 SHARES OF COMMON STOCK
     We sold $4,060,000 of our common stock in a private placement on August 8, 2005. This prospectus relates to the resale from time to time of up to 4,471,801 shares of our common stock issued in the private placement by the Selling Stockholders described in the section entitled “Selling Stockholders.” These shares consist of the following:
•	2,900,000 shares of common stock; and

•	1,571,801 shares of common stock issuable upon the exercise of warrants at an exercise price of $3.14 per share.
     The resale of the shares of common stock will be as described in the section entitled “Plan of Distribution.” Our common stock is currently traded on The NASDAQ SmallCap Market under the symbol “MDII.” The closing price of our common stock on The NASDAQ SmallCap Market on September 30, 2005 was $1.14 per share.
     These securities involve a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.
     Our principal executive office is located at 9725 Datapoint Drive, Suite 200, San Antonio, Texas 78229, and our telephone number is (210) 477-5400.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     This prospectus is dated October 3, 2005

ABOUT THIS PROSPECTUS
     You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference”. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The Selling Stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

THE COMPANY
     The following is only a summary. We urge you to read this entire prospectus, including the information incorporated by reference from our other filings with the SEC.
Overview
     The Company was reincorporated in Delaware in 1995 as Ultrak, Inc. On December 20, 2002, following stockholder approval, the Company sold its closed-circuit television business to Honeywell International, Inc. and changed its name to American Building Control, Inc. in connection with such sale.
     On July 1, 2004, the Company sold its SecurityandMore and Industrial Vision Source distribution businesses to Mace Security International, Inc.
     On September 22, 2004, the Company changed its name to MDI, Inc. The Company’s trading symbol was changed from ABCX to MDII effective September 27, 2004.
     MDI is a manufacturer of high-grade access control solutions for both the enterprise and small to mid-sized markets. The Company promotes their solutions via global dealer channels and partners with a strong end-user referral base.
The Offering
     This prospectus relates to the resale from time to time of up to 4,471,801 shares of our common stock issued in a private placement to, or that are issuable upon exercise of warrants by, the Selling Stockholders. The Company will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

RISK FACTORS
     Before you decide to invest, you should consider carefully the risks described below, together with the other information contained or incorporated by reference in this prospectus. Any or all of these factors or others not mentioned below could affect our business or our prospects. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
     This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements in the section of this prospectus entitled “Forward-Looking Statements.”
General Risks and Risks Related to our Business
If we do not raise additional capital, we may need to substantially reduce the scale of our operations and curtail our business plan.
     Our business plan involves growing through acquisitions and internal development, each of which requires significant capital. Our capital requirements also include working capital for daily operations and significant capital for inventory purchases. We have a history of net losses. To the extent that we lack cash to meet our future capital needs, we will need to raise additional funds through significant additional equity and/or debt financings, which may result in significant increases in leverage and interest expense and/or substantial dilution of our outstanding equity. If we are unable to raise additional capital, we may need to substantially reduce the scale of our operations and curtail our business plan.
If we are not able to manage growth, our business plan may not be realized.
     Our business objectives include developing our current lines of business, both internally and through acquisitions, if we can do so under advantageous terms. As such, our business plan is predicated on growth. If we succeed in growing, it will place significant burdens on our management and on our operational and other resources. For example, it may be difficult to assimilate the operations and personnel of an acquired business into our existing business; we must integrate management information and accounting systems of an acquired business into our current systems; our management must devote its attention to assimilating the acquired business, which diverts attention from other business concerns; we may enter markets in which we have limited prior experience; and we may lose key employees of an acquired business. We will also need to attract, train, motivate, retain, and supervise senior managers and other employees. If we fail to manage these burdens successfully, one or more potential acquisitions could be unprofitable, the shift of our management’s focus could harm our other businesses, and we may be forced to abandon our business plan, which relies on growth.
We have reported net losses in the past. If we continue to report net losses, the price of our common stock may decline, or we could go out of business.
     For the year ended December 31, 2004 and the first six (6) months of 2005, we reported a net loss. If we continue to generate losses, we could ultimately be forced to discontinue operations. In addition, future losses could result in a lack of liquidity, as well as lower stock prices.
If we lose the services of our executive officers, our business may suffer.
     If we lose the services of one or more of our executive officers and do not replace them with experienced personnel, that loss of talent and experience will make our business plan, which is dependent on active growth and management, more difficult to implement. J. Collier Sparks is our Chief Executive Officer and President; Richard A. Larsen is our general counsel and secretary; and Jon D. Greenwood is our chief financial officer and treasurer. Each are working on a month-to-month at-will basis, without employment agreements. Messrs. Sparks, Larsen and Greenwood each have been involved in our management for several years and would be difficult to replace. In addition, we do not maintain key-man life insurance policies on our executive officers.
If our insurance is inadequate, we could face significant losses.
     We maintain various insurance coverages for our assets and operations. These coverages include property coverages, including business interruption protection for each location. We maintain commercial general liability coverage. We also maintain workers’ compensation policies in every state in which we operate. While we believe such policies to be adequate, there can be no assurance that our insurance will provide sufficient coverage in the event a claim is made against us, or that we will be able to maintain in place such insurance at reasonable prices. If our insurance coverage is exceeded by (or does not cover) a claim, we will have to pay the uncovered liability directly. In the event that we were required to directly pay a claim, our income would be significantly reduced, and in the event of a large claim, we could go out of business.
If we are not able to operate our security products business effectively, our business will suffer.
     There are numerous risks associated with the our security products business that may prevent us from operating profitably, including, among others: risks associated with unanticipated liabilities of any acquired companies; risks relating to the size and number of competitors in the electronic security product market, many of whom may be more experienced or better financed; risks associated with the costs of entering into new markets and expansion of product lines in existing markets; risks associated with rapidly evolving technology and having inventory become obsolete; risks associated with purchasing inventory before having orders for that inventory; risks attendant to locating and maintaining reliable sources of OEM products and component supplies in the electronic surveillance industry; risks related to retaining key employees involved in future technology development and communications with OEM suppliers; and risks associated with developing and introducing new products in order to maintain competitiveness in a rapidly changing marketplace. We also expect that there will be costs related to product returns and warranties and customer support that we cannot quantify or accurately estimate.
We could become subject to litigation regarding intellectual property rights, which could seriously harm our business.
     Although we are not now the subject of any such actions, third parties may in the future assert against us infringement claims or claims that we have violated a patent or infringed upon a copyright, trademark or other proprietary right belonging to them. If such infringement were found to exist, a party could seek an injunction preventing the use of their intellectual property. In addition, if an infringement by us were found to exist, we may attempt to acquire a license or right to use such technology or intellectual property. However, it is possible that no such rights will be available, or will not be available upon terms deemed to be reasonable by us. Any infringement claim, even if not meritorious and/or covered by an indemnification obligation, could result in the expenditure of a significant amount of our financial and managerial resources.
If our original equipment manufacturers fail to adequately supply our products, our security products sales may suffer.
     Many of our products are manufactured on an OEM basis. Reliance upon OEMs, as well as industry supply conditions, generally involves several risks, including the possibility of defective products (which can adversely affect our reputation for reliability), a shortage of components and reduced control over delivery schedules (which can adversely affect our distribution schedules), and the possibility of increases in component costs (which can adversely affect our profitability).
     We have some single-sourced manufacturer relationships, either because alternative sources are not readily or economically available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. If these sources are unable or unwilling to manufacture our products in a timely and reliable manner, we could experience temporary distribution interruptions, delays, or inefficiencies, adversely affecting our results of operations. Even where alternative OEMs are available, qualification of the alternative manufacturers and establishment of reliable suppliers could result in delays and a possible loss of sales, which could affect operating results adversely.
Risks Related to our Stock
By further increasing the number of shares of our common stock that may be sold into the market, this offering could cause the market price of our common stock to drop significantly, even if our business is doing well.
     On August 8, 2005, we completed a private placement financing in which we sold to the Selling Stockholders 2,900,000 shares of our common stock and warrants to purchase an aggregate of 1,571,801 shares of our common stock. We agreed to register for resale the shares of common stock and the shares issuable upon exercise of the warrants.
     The 4,471,801 shares of our common stock covered by this prospectus consists of the following:
•	2,900,000 shares of common stock; and

•	1,571,801 shares of common stock issuable upon exercise of the warrants at an exercise price of $3.14 per share.
     The 4,471,801 shares of common stock covered by this prospectus represent approximately 25.4% of the total number of our shares of common stock that are currently issued and outstanding. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our shareholders to sell our equity securities in the future.
     Our stock price has been, and likely will continue to be, volatile and your investment may suffer a decline in value.
     The market prices for securities of companies quoted on The NASDAQ SmallCap Market, including our market price, have in the past been, and are likely to continue in the future to be, very volatile. That volatility depends upon many factors, some of which are beyond our control, including:
•	announcements regarding the results of expansion or development efforts by us or our competitors;

•	announcements regarding the acquisition of businesses or companies by us or our competitors;

•	technological innovations or new commercial products developed by us or our competitors;

•	changes in our, or our suppliers’, intellectual property portfolio;

•	issuance of new or changed securities analysts’ reports and/or recommendations applicable to us or our competitors;

•	additions or departures of our key personnel;

•	operating losses by us;

•	actual or anticipated fluctuations in our quarterly financial and operating results and the degree of trading liquidity in our common stock; and

•	our ability to maintain our common stock listing on the Nasdaq SmallCap Market.

     One or more of these factors could cause a decline in our revenue and income or in the price of our common stock, thereby reducing the value of an investment in our Company.
If we lose our listing on the NASDAQ SmallCap or National Market, our stock will become significantly less liquid and its value may be affected.
     The common stock is listed on The Nasdaq SmallCap Market. In the past, we have failed to satisfy certain Nasdaq requirements for continued inclusion, including requirements relating to the minimum $1.00 per share bid price and minimum stockholders’ equity. At this time, we believe we satisfy all requirements for continued listing on the Nasdaq SmallCap Market. However, it is possible that we might not maintain such compliance in the future.
     If we fail to satisfy the continuing listing requirements and the common stock is delisted from the NASDAQ SmallCap Market, our stock could be traded over-the-counter, more commonly known as OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the NASDAQ National Market or the NASDAQ SmallCap Market (together “NASDAQ-Listed Stocks”). Many OTC stocks trade less frequently and in smaller volumes than NASDAQ-Listed Stocks. Accordingly, our stock would be less liquid than it would otherwise be. Also, the values of these stocks may be more volatile than NASDAQ-Listed Stocks. If our stock is traded in the OTC market and a market maker sponsors us, we may have the price of our stock electronically displayed on the OTC Bulletin Board, or OTCBB. However, if we lack sufficient market maker support for display on the OTCBB, we could have our price published by the National Quotations Bureau LLP in a paper publication known as the “Pink Sheets.” The marketability of our stock will be even more limited if our price must be published on the “Pink Sheets.”
Because we are a Delaware corporation, it may be difficult for a third party to acquire us, which could affect our stock price.
     We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an entity that is an “interested stockholder” for a period of three years, unless approved in a prescribed manner. This provision of Delaware law may affect our ability to merge with, or to engage in other similar activities with, some other companies. This means that we may be a less attractive target to a potential acquirer who otherwise may be willing to pay a premium for our common stock above its market price.
If we issue our authorized preferred stock, the rights of the holders of our common stock may be affected and other entities may be discouraged from seeking to acquire control of our Company.
     Our certificate of incorporation authorizes the issuance of up to 2 million shares of “blank check” preferred stock that could be designated and issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt. 195,351 shares of preferred stock are currently outstanding. It is not possible to state the precise effect of preferred stock upon the rights of the holders of our common stock until the board of directors determines the respective preferences, limitations, and relative rights of the holders of one or more series or classes of the preferred stock. However, such effect might include: (i) reduction of the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on any issued shares of preferred stock, and restrictions on dividends on common stock if dividends on the preferred stock are in arrears, (ii) dilution of the voting power of the common stock to the extent that the preferred stock has voting rights, and (iii) the holders of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock.
     The “blank check” preferred stock may be viewed as having the effect of discouraging an unsolicited attempt by another entity to acquire control of us and may therefore have an anti-takeover effect. Issuances of authorized preferred stock can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make an acquisition of a company more difficult or costly. Such an issuance, or the perceived threat of such an issuance, could discourage or limit the stockholders’ participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.
Our policy of not paying cash dividends on our common stock could negatively affect the price of our common stock.
     We have not paid in the past, and do not expect to pay in the foreseeable future, cash dividends on our common stock. We expect to reinvest in our business any cash otherwise available for dividends. Our decision not to pay cash dividends may negatively affect the price of our common stock.
FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance and can be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” that may cause our, or our industries’, actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and the documents incorporated by reference herein.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.
SELLING STOCKHOLDERS
     This prospectus relates to 2,900,000 shares of our currently outstanding common stock and 1,571,801 shares of our common stock issuable upon exercise of warrants. The transfer of these shares is being registered for offer and sale, from time to time, by or for the account of the stockholders named below (the “Selling Stockholders”).
     The table below provides the following information:
•	the names of the Selling Stockholders as of the date of this prospectus;

•	the number of shares of common stock that each such holder may offer and sell from time to time under this prospectus; and

•	the number of shares of common stock beneficially owned by each such holder as of the date of this prospectus and as of the completion of the offering to which this prospectus relates, in each case as determined in accordance with applicable rules promulgated by the SEC.

     The information presented in this table assumes that the Selling Stockholders will sell all of the shares offered under this prospectus. However, because the Selling Stockholders may sell all, some, or none of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the offering to which this prospectus relates.
     This table is prepared based upon information supplied to us by the Selling Stockholders. However, since the date on which the information in this table is presented, the Selling Stockholders listed in this table may have sold or transferred, in transactions exempt from registration requirements of the Securities Act, some or all of their shares or may have acquired additional shares. The shares covered by this prospectus may be offered from time to time by the Selling Stockholders named below or by their pledgees, donees, transferees, or other successors in interest. Information concerning the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary or required.

	Number of			Shares Beneficially
	Shares	Number of		Owned if all
	Beneficially	Outstanding	Number of	Registered Shares
	Owned Before	Shares	Warrant Shares	Are Sold
Selling Stockholders	Registration	Registered	Registered	Number	Percent
Bonanza Master Fund LTD	589,286	392,857	196,429	—	*
Crestview Capital Master, LLC	1,500,000	1,000,000	500,000	—	*
Gryphon Master Fund, LP	600,000	400,000	200,000	—	*
GGSF Master Fund	300,000	200,000	100,000	—	*
Omicron Master Trust	300,000	200,000	100,000	—	*
Smithfield Fiduciary LLC	225,000	150,000	75,000	—	*
Iroquois Master Fund LTD	535,715	357,143	178,572	—	*
Cranshire Capital LP	300,000	200,000	100,000	—	*
Gary Shemano (1)	42,348	—	42,348	—	*
Bill Corbett (1)	31,386	—	31,386	—	*
Michael Jacks (1)	31,386	—	31,386	—	*
Michael Walter (1)	12,180	—	12,180	—	*
Terrence Cush (1)	4,500	—	4,500	—	*

		2,900,000	1,571,801

*	Indicates less than 1%

(1)	Principals of The Shemano Group, Inc., which acted as a finder in the private placement.
     To our knowledge, none of the Selling Stockholders nor any of their affiliates, officers, directors, or principal equity holders has held any position or office or has had any material relationship with us within the past three years.
PLAN OF DISTRIBUTION
     The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares covered by this prospectus. If any such pledgees, assignees and successors-in-interest wish to sell shares under this prospectus, we will file a supplement or amendment to identify those sellers. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.
     The Selling Stockholders may sell shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker–dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of such common stock for whom they may act as agents.

     Such sales may be made on any stock exchange, quotation system (including the NASDAQ Markets), market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange or quotation system (including the NASDAQ Markets);

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
     In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of our common stock by the

Selling Stockholders. Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.
     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     We have agreed to keep this prospectus effective until the earlier of the date on which (i) the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL OPINION
     Gardere Wynne Sewell LLP, Dallas, Texas, has issued an opinion for us on the validity of the shares being offered by this prospectus.
EXPERTS
     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 have been so incorporated in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, our stock is listed for trading on The Nasdaq SmallCap Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006. Information about the Company can be found on our website at http://www.mdisecure.com.
     We filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act which registered the shares covered by this prospectus for resale by the Selling Stockholders. This prospectus is a part of the registration statement. This prospectus does not contain all of the information shown in the registration statement because we have omitted some portions of the prospectus as permitted by the Securities and Exchange Commission’s rules and regulations. Statements contained in this prospectus as to any contract or other documents’ contents are not necessarily complete. In each instance, if the contract or document is filed as an exhibit to the registration statement, the affected statement is qualified, in all respects, by reference to the applicable exhibit to the registration statement. For further information about us and our shares, we refer you to the registration statement and the exhibits and schedules that you may obtain from the Securities and Exchange Commission at its principal office in Washington, D.C. after you pay the Securities and Exchange Commission’s prescribed fees.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will update and supersede automatically this information. We incorporate by reference the following documents, which we have filed already with the Securities and Exchange Commission, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Selling Stockholders sell all of the shares covered by this prospectus:
1.	Our annual report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005.

2.	Our quarterly report on Form 10-QSB for the quarter ended March 31, 2005, filed on May 13, 2005.

3.	Our quarterly report on Form 10-QSB for the quarter ended June 30, 2005, filed on August 15, 2005.

4.	Our following current reports on Form 8-K:
(a)	Form 8-K dated April 8, 2005 and filed with the SEC on April 8, 2005.

(b)	Form 8-K dated May 3, 2005 and filed with the SEC on May 3, 2005.

(c)	Form 8-K dated May 16, 2005 and filed with the SEC on May 17, 2005.

(d)	Form 8-K dated August 8, 2005 and filed with the SEC on August 10, 2005.

(e)	Form 8-K dated August 23, 2005 and filed with the SEC on August 29, 2005.
     5. The description of our common stock contained in our Registration Statement on Form S-3, as filed with the SEC on November 18, 1996, including any amendments or reports filed for purposes of updating such description.
     You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.
     Any modified or superseded statement will not be deemed to constitute a part of this prospectus or any accompanying prospectus supplement, except as modified or superseded. Except as provided by the above-mentioned exceptions, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.
     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents incorporated in this prospectus by reference, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents. Requests for copies should be directed to:
Richard A. Larsen, Esq.
Senior Vice President, General Counsel & Secretary
MDI, Inc.
9725 Datapoint Drive
Suite 200
San Antonio, Texas 78229